Exhibit 10.1

August 7, 2018

Via Email

Ciel R. Caldwell

437 D Street, 6C

Boston, MA  02210

Re: Employment Matters

Dear Ciel:

This employment letter agreement (” Letter Agreement”) by and between Northern Power Systems, Inc. (“NPS”) and Ciel R. Caldwell (“Employee”) is intended to supersede and replace in all respects that certain Employment Agreement dated January 31, 2013 by and between NPS and Employee (“2013 Agreement”) and NPS and Employee hereby agree as of the date hereof to the following employment matters, subject to the terms, conditions and restriction herein:

1.	Term: The initial term of this Letter Agreement shall commence on August 7, 2018 and continue until December 31, 2018 and thereafter shall automatically be extended on an at-will basis unless either party provides the other party fifteen (15) days written advance notice of decision to terminate.

2.	Role, Title and Compensation: On June 29, 2018, the Employee was appointed the Interim Chief Financial Officer, effective July 27, 2018, and pursuant to Letter Agreement Employee shall assume the role of Chief Financial Officer on a permanent basis commencing on August 6, 2018 with a reduced time commitment of not less than, and generally not more than, thirty-two (32) hours at a base rate of US$175,000 per annum (“Salary”). In the capacity of Chief Financial Officer, Employee shall be responsible for NPS’s Finance Department and all financial and accounting matters (including reporting, planning, record keeping/disclosure and financial risk assessment and analysis) and may be assigned such other roles and responsibilities as may be reasonably requested by the Company and assumes such additional responsibilities, if any, can be reasonably assumed by the Employee within the context of a thirty-two (32) hour week as referenced above. In addition to the Salary, the Employee may be entitled to up to two (2) payments in lieu of severance under the 2013 Agreement as follows: (i) if Employee continues to be engaged as the Chief Financial Officer through December 31, 2018 (or is willing to continue, but the Company elects to terminate Employee’s employment prior to December 31, 2018), the Company will pay Employee US$50,000 on or before January 18, 2019 and (ii)if the Employee continues to be engaged (or is willing to continue, but the Company elects to terminate Employee’s employment prior to March 31, 2019), the Company will pay the Employee an additional US$25,000 on April 12, 2019 or the date that the Company choses to terminate the Employee. For the sake of clarity, the parties hereto acknowledge and agree that the payments to Employee, other than Salary, under this Section 2 replace any other severance arrangements, rights and/or obligations under the 2013 Agreement.

3.	Expenses: Each party shall be responsible for its own legal, accounting and other fees and expenses related to the transactions contemplated by this Letter Agreement and shall hold one another harmless therefrom.
4.	Binding: For the avoidance of doubt, the parties hereto acknowledged and agree (i) that upon execution of this Letter Agreement the 2013 Agreement shall be terminated and have no further effect and (ii) that this Letter Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter described herein.
5.	Governing Law: This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first above written.

NORTHERN POWER SYSTEMS, INC.

By:	/s/William St. Lawrence
Name:	William St. Lawrence
Title:	General Counsel

/s/Ciel R. Caldwell

Ciel R. Caldwell